                           BRANIN INVESTMENTS, INC.

February 25, 1997

Mr. Ken Nonn
Ms. Janet Meier
Nonn's Flooring, Inc.
7750 Graber Road
Middleton, WI 53562

                  Re: Letter of Intent for the Purchase of the Assets of Nonn's Flooring, Inc. by Ragar Corp.

Dear Mr. Nonn and Ms. Meier:

                  The purpose of this letter is to confirm our mutual understanding and agreement in principle with respect to the proposed acquisition by Ragar Corp. ("Buyer") of substantially all of the assets of Nonn's Flooring, Inc. ("Seller") on the terms and conditions set forth herein. This letter is intended to be a nonbinding letter of intent which does not create enforceable rights or legally binding obligations, except as specifically set forth in paragraph 11 below. The purchase and sale of the assets shall only be effected by a definitive Asset Purchase Agreement (the "Purchase Agreement"), and documents ancillary thereto, to be prepared by counsel for the Seller, and which will substantially contain the terms and provisions contemplated hereby.

                  1.       Assets to be Purchased

                  The assets to be purchased (the "Purchased Assets") shall consist of all of the following assets of Seller, other than the Excluded Assets (as defined below): accounts receivable, machinery, equipment, vehicles, tools, supplies, spare parts, office furniture, equipment and supplies; inventory, contracts, contractual rights, work in process, leases, licenses, permits, and purchase and sales orders; Seller's corporate name and the goodwill associated therewith; Seller's telephone and facsimile numbers; Seller's sales, advertising and promotional materials; all of Seller's books, files, papers and other information and records, except for those items listed below as Excluded Assets; and all prepaid items.

                  2.       Assets Excluded from Purchase

                  The following assets of Seller (collectively, the "Excluded Assets") shall be excluded from the sale and are not Purchased Assets: all cash, cash items, marketable securities, certificates of deposit and other investments of Seller; any corporate franchise, articles of incorporation, corporate seal, stock books, minute books and other corporate records having to do with the corporate organization and capitalization of Seller; and all of Seller's accounting and tax records.

                  3.       Liabilities Assumed.

                  Buyer shall assume all of Seller's liabilities and obligations existing as of the Closing Date (as defined below).

                  4.       Purchase Price

                  The purchase price of the Purchased Assets (the "Purchase Price") shall be $3,000,000 to be paid in cash at the Closing. The Purchase Price shall be increased (or decreased) by the amount by which the Purchased Assets on the Closing Date, less the liabilities assumed, exceed (or are less than) $1,382,000 [the comparable figure from the June 30, 1996 financials].

                  5.       Employment Agreements.

                           5.1      Buyer will enter into employment agreements
with Ken Nonn and Janet Meier (the "Shareholders") in the capacity of executive officers, which agreements shall include customary industry compensation and benefits (the "Employment Agreements"). The term of the Employment Agreements shall commence on the Closing Date (as defined below) and terminate on the third anniversary thereof, with automatic annual extensions upon achievement of certain mutually established criteria. The Employment Agreements shall provide for guaranteed bonus payments to the Shareholders totaling at least $500,000 in stock and/or cash, to be determined prior to Closing, based upon the profitability levels mutually established as of the Closing Date.

                           5.2      Buyer will enter into employment agreements
with all key executives identified by the Shareholders, which agreements shall include customary industry compensation and benefits, as well as performance bonuses.

                  6.       Additional Compensation

                           The Shareholders shall have the following
opportunities to receive additional compensation in connection with their employment by Buyer:

                           (a)      If, under the Shareholders' leadership, the
business as acquired by Buyer meets or exceeds certain mutually agreed-upon projections as of each of the first three anniversaries of the Closing Date, Buyer will pay the Shareholders $166,667 on each such anniversary, to be paid in cash and/or stock, as agreed by the parties as of the Closing Date.

                           (b)      Buyer invites the Shareholders' assistance
in the overall operation of Buyer in addition to those responsibilities to be set forth in the Employment Agreements. If the Shareholders accept such additional responsibilities, they shall be compensated based upon plans acceptable to the Shareholders and Buyer prior to the performance of those services.

                  7.       No Solicitation


                           In consideration of Buyer entering into this Letter
 of Intent, and undertaking to negotiate the Purchase Agreement, investigate the business of Seller, and incur expenses in connection therewith, it is agreed that from and after the date hereof and for a period of thirty (30) days hereafter Seller (and any affiliate or representative of Seller) will not solicit offers from other persons interested in purchasing all or part of the Purchased Assets or Seller's capital stock, or negotiate any such transaction.

                  8.       Conditions to Buyer Closing

                           The Purchase Agreement shall provide that the
obligations of Buyer thereunder are expressly subject to the following conditions precedent:

                           (a)      The net profit of Seller for the fiscal year
ending December 31, 1996 shall be at least $400,000; and

                           (b)      Buyer shall have entered into a five year
 triple-net lease with Nonn-Meier Partnership for the building currently used in Seller's business, which lease shall provide for monthly rent of $16,500, with annual adjustment for changes in the Consumer Price Index.

                  9.       Due Diligence

                           9.1      Immediately following the execution of this
Letter of Intent, Seller shall permit Buyer and its representatives reasonable access during normal business hours to all of Seller's facilities, properties, books, contracts, commitments, and records for the purpose of making such investigations as Buyer may desire with respect to the business and operations of Seller.

                           9.2      Buyer agrees to exercise its best efforts in
conducting such due diligence in a manner that will not significantly interfere or disrupt the normal operations of Seller or arouse suspicions of Seller's employees, customers or suppliers that either the capital stock or assets of Seller are for sale. Buyer and its employees, representatives, agents, attorneys, accountants, and financial advisors (the "Representatives") shall treat confidentially all information provided to or obtained by any of them in connection with their investigation of Seller (the "Evaluation Material") and not disclose the Evaluation Material to any person without the prior written consent of Seller. Buyer and the Representatives will not use the Evaluation Material in any way detrimental to Seller, and the Evaluation Material shall not be used by Buyer or the Representative other than for the purpose of evaluating the acquisition of the Purchased Assets.

                           9.3      In the event that the Purchase Agreement is
not executed by the parties hereto or the transaction is not consummated on or before the Closing Date, Buyer and the Representatives shall return to Seller, or destroy, all documents obtained by them relating to Seller, and shall return to Seller, or destroy, all analyses prepared by Buyer or the Representatives with respect to Seller based upon information obtained from Seller.

                  10.      Timing.

                  The Purchase Agreement shall provide for a closing date (the "Closing Date") of April 15, 1997, on which date the transactions contemplated hereby and thereby will be consummated (the "Closing").

                  11.      Non-Binding Effect.

                  Other than paragraphs 7, 9, 12 and 14, this Letter of Intent is not intended to be, and does not constitute, a binding agreement by any of the parties, nor is it intended to, nor does it, create any rights with respect to any third parties. Rather, this Letter of Intent is intended solely to express the current intention of Buyer and Seller to proceed to negotiate, prepare and, if acceptable to each party, execute a Purchase Agreement which, if executed, will entirely supersede this Letter of Intent. This Letter of Intent expresses only the parties' present understanding of terms to be included in the Purchase Agreement and the terms and conditions of the foregoing must be acceptable to each of the parties and their respective counsel, which Purchase Agreement shall be binding in accordance with its terms only when and if duly executed and delivered by each of the parties named therein. The parties to this Letter of Intent acknowledge that there are terms and conditions which are not included herein, but which are expected to be the subject of further negotiations in connection with the Purchase Agreement. If the Purchase Agreement has not been executed by all of the parties hereto, and the transactions contemplated thereby have not been consummated, by April 15, 1997, for any reason whatsoever, then no party shall have nay further obligation to the other hereunder, and this Letter of Intent shall be deemed to be of no further force and effect; provided, however, that the terms hereof relating to confidentiality shall remain in full force and effect.

                  This Letter of Intent and the Purchase Agreement will be governed by and construed in accordance with the internal laws of the state of Wisconsin, without regard to conflicts of law principles.

                  12.      Conduct of Business.

                  Unless and until the Purchase Agreement has been duly executed and delivered by all of the parties, Seller will immediately notify Buyer of (i) any material adverse change in the business of Seller, (ii) any conduct of Seller outside of the ordinary course of business; and (iii) any extraordinary transactions involving Seller.

                  13.      Definitive Agreement.


                  The foregoing is subject to execution by Seller and Buyer of a mutually acceptable definitive detailed Purchase Agreement. The Purchase Agreement will contain, among other provisions, the customary representations, covenants and indemnities, on terms and subject to limitations acceptable to the parties, including without limitation, a representation and warranty that the Purchased Assets will be conveyed to Buyer free and clear of any and all liens or encumbrances. Notwithstanding the foregoing, the parties agree to minimize the length, detail and complexity of the Purchase Agreement whenever possible.

                  14.      Expenses.

                  Each of the parties hereto agrees to pay its own fees and expenses and those of respective agents, advisors, attorneys and accountants with respect to this Letter of Intent and the negotiation and execution of the Purchase Agreement, and other ancillary agreements, and if the Purchase Agreement is executed, the closing of the transactions contemplated by the Purchase Agreement.

Please indicate your acceptance to the foregoing by signing in the space provided below on the enclosed copy of this Letter of Intent and returning same to the undersigned.

RAGAR CORP.

By:  /s/ PHILIP A. HERMAN
   --------------------------------------
         Philip A. Herman,  Chairman

                                               AGREED AND ACCEPTED:

                                               NONN'S FLOORING, INC.

                                       By:     /s/ KEN NONN
                                               --------------------------------
                                               Ken Nonn, President


                                       By:     /s/ JANET MEIER
                                               --------------------------------
                                               Janet Meier, Secretary/Treasurer